Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
CONTACT:     Anna E. Torma
(512) 433-5312

FORESTAR PROVIDES ADDITIONAL INFORMATION ON EXECUTION OF KEY INITIATIVES AND REPORTS FULL YEAR AND FOURTH QUARTER 2015 RESULTS

Significant progress executing key initiatives to reduce costs, exit non-core assets and focus on maximizing shareholder value.

•	Actions taken to eliminate over $30 million in annual SG&A costs by year-end 2016

•	Sold Midtown Cedar Hill multifamily community for $43 million

•	Opportunistically exit multifamily assets

•	Executed agreement to sell Radisson hotel for $130 million

•	Sold Kansas/Nebraska oil and gas assets for $21 million

•	Retired $19 million of senior secured notes, to reduce annual interest expense by $1.6 million

•	Pursuing opportunistic exit of up to 89,000 acres of undeveloped land

AUSTIN, TEXAS, MARCH 2, 2016—Forestar Group Inc. (NYSE: FOR) today reported full year 2015 net loss of approximately ($213.0) million, or ($6.22) per share outstanding, compared with full year 2014 net income of approximately $16.6 million, or $0.38 per diluted share outstanding. Full year 2015 results include charges of approximately ($205.2) million, or ($5.99) per share outstanding, after tax, related to impairment of proved properties and unproved leasehold interests associated with non-core oil and gas assets, a deferred tax asset valuation allowance, and severance related charges. Full year 2014 results include non-cash charges and other special items of approximately ($24.5) million, or ($0.56) per share outstanding, after tax, principally related to impairment of unproved leasehold interests and proved properties in the oil and gas segment. To the extent the Company generates sufficient future taxable income, the Company may utilize historic losses as an offset against taxes payable.

Excluding special items, full year 2015 net loss was ($7.8) million, or ($0.23) per share outstanding, compared with net income of $41.1 million, or $0.94 per share outstanding in 2014.

	Full Year
	2015	2014

Net income (loss) per share - as reported	($6.22)	$0.38

Special items per share:
Deferred tax asset valuation allowance	2.80	—
Oil and gas proved property impairments	2.03	0.23
Oil and gas unproved leasehold interest impairments	1.10	0.25
Severance related charges	0.06	0.08
Total special items per share (after-tax)	$5.99	$0.56

Net income (loss) per share - excluding special items	($0.23)	$0.94

Reducing Costs, Exiting Non-Core Assets, and Maximizing Shareholder Value

“We have made significant progress in executing our key initiatives to reduce costs, exit non-core assets and focus on maximizing shareholder value. To date, we have taken actions to eliminate over $30.0 million in annual expenses as compared with 2015 actuals. As we exit non-core assets and fully implement our initiatives, we expect further cost reductions to be implemented and are targeting an annual SG&A run rate over 50% lower than 2015 actuals," said Phil Weber, Chief Executive Officer of Forestar.

"Key accomplishments include the execution of an agreement to sell the Radisson Hotel & Suites in Austin for $130.0 million and sale of the Kansas and Nebraska oil and gas assets for $21.0 million. In addition, we recently announced that Forestar is opportunistically exiting its portfolio of multifamily assets. Sale of the Midtown Cedar Hill multifamily community was completed in fourth quarter 2015 for approximately $42.9 million, generating $9.3 million in earnings and reducing debt by $24.2 million. Multifamily properties in Austin, Nashville and Charlotte are being marketed, as are two multifamily sites in Austin. We are also pursuing an exit of up to 89,000 acres of non-core timberland and undeveloped land. We are focused on executing our key initiatives and delivering value for shareholders,” continued Mr. Weber.

Weather-Related Delays Impact Lot Sales; Market Conditions Remain Favorable

“Weather-related delays and labor shortages primarily contributed to 2015 residential lot sales declining by 25%, excluding bulk sales, from 2014 levels. In Texas, Austin, Dallas and San Antonio finished 2015 with overall job growth well above the U.S. average of 1.9%, despite the drop in oil prices, reflecting the benefit of market diversification. Although new home sales in Houston are slowing, our 2015 Houston lot sales revenue was up over 6% and per lot margin was up 15% from year-ago levels primarily due to product mix and steady contributions from well-established communities. We ended the year with over 1,300 lots under option contract, supporting steady demand in our communities,” said Michael Quinley, President of Community Development.

2015 Significant Highlights (Includes Ventures)

Real Estate

•	Sold 1,472 developed residential lots; average gross profit of approximately $34,400 per lot

•	Sold 13,862 acres of undeveloped land for almost $2,300 per acre

•	Sold 63 commercial acres for approximately $248,300 per acre

•	Sold 1,062 residential tract acres for almost $10,600 per acre

•	Sold Midtown Cedar Hill, a stabilized multifamily community, for $42.9 million, generating segment earnings of $9.3 million and reducing debt by $24.2 million

Oil and Gas

•
Incurred non-cash impairment charges of $164.8 million associated with unproved leasehold interests and proved properties principally due to significant decline in oil prices and likelihood these non-core assets will be sold

•	Sold approximately 109,000 net leasehold mineral acres and 39 gross/7 net producing wells for $17.8 million, primarily in Nebraska, Texas and North Dakota

Other Natural Resources

•	Sold nearly 227,000 tons of fiber for $13.50 per ton

Fourth Quarter 2015 Financial Results
Forestar reported fourth quarter 2015 net loss of approximately ($6.2) million, or ($0.18) per share, compared with a fourth quarter 2014 net loss of approximately ($11.8) million, or ($0.34) per share outstanding. Fourth quarter 2015 results include non-cash impairment charges and changes in deferred tax asset valuation allowance of approximately ($21.5) million or ($0.63) per share outstanding, after tax, principally related to proved properties and unproved leasehold interest impairments in the oil and gas segment due to declining oil prices and likelihood these non-core assets will be sold. Fourth quarter 2014 results include non-cash impairments and other special items of approximately ($23.2) million, or ($0.66) per share outstanding, after tax, principally related to impairment of proved properties and unproved leasehold interests in the oil and gas segment.

Excluding special items, fourth quarter 2015 net income was $15.3 million or $0.45 per share outstanding, compared with fourth quarter 2014 net income of $11.4 million or $0.32 per share outstanding.

	Fourth Quarter
	2015	2014

Net income (loss) per share - as reported	($0.18)	($0.34)

Special items per share:
Oil and gas proved property impairments	0.32	0.29
Oil and gas unproved leasehold interest impairments	0.39	0.28
Deferred tax asset valuation allowance	(0.08)	—
Severance and other costs	—	0.09
Total special items per share (after-tax)	$0.63	$0.66

Net income (loss) per share - excluding special items	$0.45	$0.32

Fourth Quarter 2015 Significant Highlights (Includes Ventures)

Real Estate

•	Sold 363 developed residential lots; average gross profit of approximately $35,000 per lot

•	Sold 59 residential tract acres for $110,500 per acre

•	Sold 7 commercial acres for over $491,700 per acre

•	Sold 7,270 acres of undeveloped land for $2,200 per acre (includes 6,900 acre bulk sale for $14.9 million)

Oil and Gas

•
Incurred non-cash impairment charges of $37.6 million associated with unproved leasehold interests and proved properties primarily related to our Bakken/Three Forks assets principally due to significant decline in oil prices and likelihood these non-core assets will be sold

•	Sold approximately 81,600 net leasehold mineral acres and 10 gross/2 net producing wells in Nebraska and North Dakota for $4.7 million

Other Natural Resources

•	Sold over 63,800 tons of timber for $13.98 per ton

Fourth Quarter and Full Year 2015 Segment Financial Results (Includes Ventures)

Real Estate

($ in millions)	Q4 2015	Q4 2014	FY 2015	FY 2014
Segment Revenues	$102.6	$60.0	$202.8	$213.1
Segment Earnings	$37.9	$30.0	$67.7	$96.9

Full year 2015 real estate segment earnings were lower compared with full year 2014 principally due to gain on sale of assets of $26.0 million in 2014 compared with $1.6 million in 2015, lower undeveloped land sales and decreased residential lot sales activity. This activity was partially offset by higher commercial and residential tract sales which generated segment earnings of $8.8 million and sale of the Midtown Cedar Hill multifamily community which generated segment earnings of nearly $9.3 million. Fourth quarter 2015 real estate segment earnings were higher compared with fourth quarter 2014 principally due to sale of Midtown Cedar Hill and higher residential tract sales. Full year 2014 includes $10.5 million gain associated with the exchange of 10,000 acres of timberland, $7.6 million gain associated with acquisition of our partner's interest in Eleven and $6.6 million gain associated with bonds proceeds received from Cibolo Canyons Special Improvement District.

Oil and Gas

($ in millions)	Q4 2015	Q4 2014	FY 2015	FY 2014
Segment Revenues	$10.1	$18.2	$52.9	$84.3
Segment Loss	($38.4)	($39.0)	($184.4)	($22.7)

Oil and gas segment loss increased in full year 2015 compared with full year 2014 principally due to non-cash impairment charges of $164.8 million related to unproved leasehold interests and proved properties driven by lower current and projected oil and gas prices and our plans not to drill or participate in new wells other than to preserve value and optionality for our ultimate sale of these non-core assets. In addition, segment loss was negatively impacted by lower realized oil and gas prices despite a 19% year over year increase in production volumes. Fourth quarter 2015 results include non-cash impairment charges of $37.6 million compared with $30.6 million in fourth quarter 2014 related to unproved leasehold interests and proved properties due to continued low oil prices and the likelihood these non-core assets will be sold. Excluding non-cash impairment charges, fourth quarter 2015 segment loss was lower compared with fourth quarter 2014 due to lower exploration and production costs, lower operating expenses, and higher production volumes, which partially offset decline in realized prices.

Other Natural Resources

($ in millions)	Q4 2015	Q4 2014	FY 2015	FY 2014
Segment Revenues	$1.3	$2.1	$6.7	$9.4
Segment Earnings (Loss)	($0.1)	$3.3	($0.6)	$5.5

Fourth quarter and full year 2015 other natural resources segment earnings declined compared with fourth quarter and full year 2014 principally due to lower fiber sales and due to a $2.7 million and $3.4 million gain in fourth quarter and full year 2014 associated with termination of a timber lease in connection with the sale of land from the Ironstob venture near Atlanta. Full year 2014 other natural resources segment results also includes $1.1 million of revenues generated from a groundwater reservation agreement and almost $0.2 million gain associated with the sale of water rights from a real estate community near Denver.

OUTLOOK

Fundamentals Stable in Forestar's Community Development Markets

“New and existing home inventories in Texas remain below equilibrium levels, vacant developed lot supply remains low, and housing costs remain affordable relative to other markets. Our communities in the major markets of Texas are well located in areas of favorable job and population growth, which are the principal drivers of future housing demand. We expect 2016 residential lot sales volume to be in the range of 1,600 - 1,800 lots," said Michael Quinley.

Executing Key Initiatives

“Forestar has made significant progress executing our key initiatives. We remain focused on selling non-core assets and further reducing both segment and general and administrative costs," said Phil Weber.

Changes in Board of Directors

"In February 2016, two new Directors, Ashton Hudson and Richard Squires, were elected to the Board. Both will provide additional real estate expertise to the Board as we focus on executing our key initiatives. I would like to thank Kathleen Brown and Charles Matthews, both of whom retired from the Board, for their dedication and contributions to our Company. Going forward, Forestar is well positioned with an experienced Board and management team committed to maximizing value for all shareholders,” concluded Mr. Weber.

The Company will host a conference call on March 2, 2016 at 10:00 am ET to provide additional information on execution of key initiatives and discuss results of full year and fourth quarter 2015. The meeting may be accessed through webcast or by conference call. The webcast may be accessed through Forestar’s Internet site at www.forestargroup.com. To access the conference call, listeners calling from North America should dial 1-855-546-9555 at least 15 minutes prior to the start of the call. Those wishing to access the call from outside North America should dial 1-412-455-6094. The password is Forestar. Replays of the call will be available for two weeks following the completion of the live call and can be accessed at 1-855-859-2056 in North America and at 1-404-537-3406 outside North America. The password for the replay is 56791336.

About Forestar Group

Forestar is a residential and mixed-use real estate development company. We own directly or through ventures interests in 58 residential and mixed-use projects comprised of approximately 7,000 acres of real estate located in 11 states and 15 markets. We also own approximately 590,000 net acres of oil and gas fee minerals located in Texas, Louisiana, Georgia and Alabama. In addition, we own interests in various other assets that have been identified as non-core that the company will exit opportunistically over time. Our non-core assets include our investment in oil and gas working interests, about 89,000 acres of undeveloped land, and commercial and income producing properties which consist of one hotel, seven multifamily projects and two multifamily sites. Forestar operates in three business segments: real estate, oil and gas and other natural resources. Forestar’s address on the World Wide Web is www.forestargroup.com.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are typically identified by words or phrases such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements, including but not limited to: general economic, market, or business conditions; market demand for our non-core assets; changes in commodity prices; opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit rates or availability; lengthy and uncertain entitlement processes; cyclicality of our businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond our control. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release.

FORESTAR GROUP INC.
(UNAUDITED)
Business Segments

	Fourth Quarter		Full Year
	2015	2014	2015	2014
	(In thousands)
Revenues:
Real estate (a)	$102,634	$60,014	$202,830	$213,112
Oil and gas	10,104	18,224	52,939	84,300
Other natural resources	1,280	2,078	6,652	9,362
Total revenues	$114,018	$80,316	$262,421	$306,774
Segment earnings (loss):
Real estate	$37,931	$30,047	$67,678	$96,906
Oil and gas (b)	(38,396)	(39,017)	(184,396)	(22,686)
Other natural resources	(97)	3,279	(608)	5,499
Total segment earnings (loss)	(562)	(5,691)	(117,326)	79,719
Items not allocated to segments:
General and administrative expense	(5,262)	(5,305)	(24,802)	(21,229)
Share-based and long-term incentive compensation expense	1,252	1,106	(4,474)	(3,417)
Interest expense	(8,215)	(8,779)	(34,066)	(30,286)
Other corporate non-operating income	123	62	256	453
Income (loss) before taxes	(12,664)	(18,607)	(180,412)	25,240
Income tax (expense) benefit	6,498	6,807	(32,635)	(8,657)
Net income (loss) attributable to Forestar Group Inc.	$(6,166)	$(11,800)	$(213,047)	$16,583

Net income (loss) per common share:
Diluted	$(0.18)	$(0.34)	$(6.22)	$0.38

Weighted average common shares outstanding (in millions):
Diluted (d)	34.3	35.0	34.3	43.6

	Year-End
Supplemental Financial Information:	2015	2014
	(In thousands)
Cash and cash equivalents	$96,442	$170,127

Senior secured notes	230,560	250,000
Convertible senior notes, net of discount	106,762	103,194
Tangible equity unit notes, net of discount	8,768	17,154
Other debt (c)	43,692	62,396
Total debt	$389,782	$432,744
Net debt	$293,340	$262,617
_____________________

(a)	Fourth quarter and full year 2015 real estate revenues include the sale of Midtown Cedar Hill, a 354-unit multifamily property we developed near Dallas, for $42.9 million.

(b)
Fourth quarter and full year 2015 oil and gas segment results include non-cash impairment charges of $37.6 million and $164.8 million related to unproved leasehold interests and proved properties, compared with non-cash impairment charges of $30.6 million and $32.6 million related to unproved leasehold interests and proved properties in fourth quarter and full year 2014.

(c)
Other debt at year-end 2015 consists principally of a $23.9 million senior secured note for one multifamily property and $15.4 million secured promissory note associated with our hotel property. Excludes approximately $134.7 million of unconsolidated venture debt and approximately $15.9 million of outstanding letters of credit.

(d)
Weighted average diluted shares outstanding for full year 2014 include 7.9 million shares associated with tangible equity units issued in 2013. The actual number of shares to be issued in December 2016 will be between 6.5 million - 7.9 million shares based on the market value of our stock. Weighted average diluted shares outstanding during fourth quarter 2014 and 2015 and full year 2015 exclude 7.9 million shares associated with tangible equity units, due to our net loss position in each of these periods.

FORESTAR GROUP INC.
REAL ESTATE SEGMENT
PERFORMANCE METRICS

	Fourth Quarter		Full Year
	2015	2014	2015	2014
REAL ESTATE
Owned, Consolidated & Equity Method Ventures:
Residential Lots Sold	363	509	1,472	2,343
Revenue per Lot Sold	$83,739	$71,773	$77,170	$58,138
Commercial Acres Sold	7	25	63	32
Revenue per Commercial Acre Sold	$491,723	$227,456	$248,278	$258,617
Undeveloped Acres Sold	7,267	8,963	13,862	22,137
Revenue per Acre Sold	$2,192	$2,100	$2,296	$2,189
Owned & Consolidated Ventures:
Residential Lots Sold	273	396	972	1,999
Revenue per Lot Sold	$85,063	$69,944	$76,594	$55,597
Commercial Acres Sold	4	18	31	21
Revenue per Commercial Acre Sold	$657,530	$88,456	$182,184	$89,681
Undeveloped Acres Sold	7,267	8,429	9,645	21,345
Revenue per Acre Sold	$2,192	$2,079	$2,369	$2,181
Ventures Accounted For Using the Equity Method:
Residential Lots Sold	90	113	500	344
Revenue per Lot Sold	$79,725	$78,182	$78,288	$72,906
Commercial Acres Sold	3	7	32	11
Revenue per Commercial Acre Sold	$283,428	$589,782	$309,224	$589,574
Undeveloped Acres Sold	—	534	4,217	792
Revenue per Acre Sold	$—	$2,432	$2,129	$2,391

YEAR-END 2015
REAL ESTATE PIPELINE

Real Estate	Entitled Acres	Developed & Under Development Acres	Total Acres (a)
Residential
Owned	4,101	595
Ventures	1,014	167	5,877
Commercial
Owned	563	278
Ventures	208	102	1,151
Total Acres	5,886	1,142	7,028

Estimated Residential Lots (b)	10,565	2,439	13,004
 _____________________

(a)	Excludes acres associated with commercial and income producing properties.

(b)	Excludes 12 projects and nearly 4,000 planned future lots previously included with our projects in the development process due to the likelihood they will not be developed.

FORESTAR GROUP INC.
PROJECTS IN ENTITLEMENT

A summary of our real estate projects in the entitlement process (a) at year-end 2015 follows:

Project	County	Market	Project Acres (b)
California
Hidden Creek Estates	Los Angeles	Los Angeles	700
Terrace at Hidden Hills	Los Angeles	Los Angeles	30
Texas
Lake Houston	Harris/Liberty	Houston	3,700
Total			4,430
 _____________________

(a)
A project is deemed to be in the entitlement process when customary steps necessary for the preparation of an application for governmental land-use approvals, like conducting pre-application meetings or similar discussions with governmental officials, have commenced, or an application has been filed. Projects listed may have significant steps remaining, and there is no assurance that entitlements ultimately will be received.

(b)	Project acres are approximate and the actual number of acres entitled may vary.

UNDEVELOPED LAND

A summary of our undeveloped land at year-end 2015 follows:

Acres
Timberland
Alabama	3,300
Georgia	45,900
Texas	14,300
Higher and Better Use Timberland (a)
Georgia	20,000
Entitled Undeveloped Land (b)
Georgia	5,100
Total	88,600
_____________________

(a)
Higher and better use timberland represents eight projects previously in the entitlement process. We have discontinued entitlement efforts as we determined it is unlikely these projects will be developed.

(b)
Entitled undeveloped land represents 12 projects and nearly 4,000 planned future lots previously included with our projects in the development process. We determined it is unlikely these projects will be developed.

FORESTAR GROUP INC.
REAL ESTATE PROJECTS

A summary of activity within our projects in the development process, which includes entitled, developed and under development real estate projects, at year-end 2015 follows:

			Residential Lots/Units		Commercial Acres
Project	County	Interest Owned (a)	Lots/Units Sold Since Inception	Lots/Units Remaining	Acres Sold Since Inception		Acres Remaining
Projects with lots/units in inventory, under development or future planned development and projects with remaining commercial acres only
Texas
Austin
Arrowhead Ranch	Hays	100%	—	381	—		11
The Colony	Bastrop	100%	459	1,425	22		31
Double Horn Creek	Burnet	100%	94	5	—		—
Entrada (b)	Travis	50%	—	821	—		—
Hunter’s Crossing	Bastrop	100%	510	—	54		49
La Conterra	Williamson	100%	202	—	3		55
Westside at Buttercup Creek	Williamson	100%	1,496	1	66		—
			2,761	2,633	145		146
Corpus Christi
Caracol	Calhoun	75%	12	62	—		14
Padre Island (b)	Nueces	50%	—	—	—		15
Tortuga Dunes	Nueces	75%	—	134	—		4
			12	196	—		33
Dallas-Ft. Worth
Bar C Ranch	Tarrant	100%	372	733	—		—
Keller	Tarrant	100%	—	—	—		1
Lakes of Prosper	Collin	100%	157	130	4		—
Lantana	Denton	100%	1,249	515	14		—
Maxwell Creek	Collin	100%	943	58	10		—
Parkside	Collin	100%	19	181	—		—
The Preserve at Pecan Creek	Denton	100%	598	184	—		7
River's Edge	Denton	100%	—	202	—		—
Stoney Creek	Dallas	100%	255	453	—		—
Summer Creek Ranch	Tarrant	100%	983	268	35		44
Timber Creek	Collin	88%	—	601	—		—
Village Park	Collin	100%	567	—	3		2
			5,143	3,325	66		54
Houston
Barrington Kingwood	Harris	100%	176	4	—		—
City Park	Harris	75%	1,311	157	52		113
Harper’s Preserve (b)	Montgomery	50%	513	1,215	30		49
Imperial Forest	Harris	100%	—	428	—		—
Long Meadow Farms (b)	Fort Bend	38%	1,551	253	190		115
Southern Trails (b)	Brazoria	80%	915	81	1		—
Spring Lakes	Harris	100%	348	—	25	4	4
Summer Lakes	Fort Bend	100%	722	347	56		—
Summer Park	Fort Bend	100%	102	97	32		64
Willow Creek Farms II	Waller/Fort Bend	90%	90	175	—		—
			5,728	2,757	386		345

			Residential Lots/Units		Commercial Acres
Project	County	Interest Owned (a)	Lots/Units Sold Since Inception	Lots/Units Remaining	Acres Sold Since Inception	Acres Remaining
San Antonio
Cibolo Canyons	Bexar	100%	997	772	130	56
Oak Creek Estates	Comal	100%	273	281	13	—
Olympia Hills	Bexar	100%	740	14	10	—
Stonewall Estates (b)	Bexar	50%	371	19	—	—
			2,381	1,086	153	56
Total Texas			16,025	9,997	750	634
Colorado
Denver
Buffalo Highlands	Weld	100%	—	164	—	—
Johnstown Farms	Weld	100%	281	313	2	3
Pinery West	Douglas	100%	86	—	20	106
Stonebraker	Weld	100%	—	603	—	—
			367	1,080	22	109
Georgia
Atlanta
Harris Place	Paulding	100%	22	5	—	—
Montebello (b) (c)	Forsyth	90%	—	220	—	—
Seven Hills	Paulding	100%	851	231	26	113
West Oaks	Cobb	100%	—	56	—	—
			873	512	26	113
North & South Carolina
Charlotte
Ansley Park	Lancaster	100%	—	304	—	—
Habersham	York	100%	28	159	—	7
Walden	Mecklenburg	100%	—	387	—	—
			28	850	—	7
Raleigh
Beaver Creek (b)	Wake	90%	—	193	—	—
			—	193	—	—
			28	1,043	—	7
Tennessee
Nashville
Beckwith Crossing	Wilson	100%	—	99	—	—
Morgan Farms	Williamson	100%	104	69	—	—
Vickery Park	Williamson	100%	—	87	—	—
Weatherford Estates	Williamson	100%	—	17	—	—
			104	272	—	—
Wisconsin
Madison
Juniper Ridge/Hawks Woods (b) (c)	Dane	90%	—	215	—	—
Meadow Crossing II (b) (c)	Dane	90%	—	172	—	—
			—	387	—	—

			Residential Lots/Units		Commercial Acres
Project	County	Interest Owned (a)	Lots/Units Sold Since Inception	Lots/Units Remaining	Acres Sold Since Inception	Acres Remaining
Arizona, California, Missouri, Utah
Tucson
Boulder Pass (b) (c)	Pima	50%	—	88	—	—
Dove Mountain	Pima	100%	—	98	—	—
Oakland
San Joaquin River	Contra Costa/Sacramento	100%	—	—	—	288
Kansas City
Somerbrook	Clay	100%	173	222	—	—
Salt Lake City
Suncrest (b) (d)	Salt Lake	90%	—	181	—	—
			173	589	—	288
Total			17,570	13,880	798	1,151
____________________

(a)
Interest owned reflects our net equity interest in the project, whether owned directly or indirectly. There are some projects that have multiple ownership structures within them. Accordingly, portions of these projects may appear as owned, consolidated or accounted for using the equity method.

(b)	Projects in ventures that we account for using equity method

(c)	Venture project that develops and sells homes.

(d)	Venture project that develops and sells lots and homes.
A summary of our significant non-core commercial and income producing properties at year-end 2015 follows:

Project	Market	Interest Owned (a)	Type	Acres	Description
Radisson Hotel & Suites (b)	Austin	100%	Hotel	2	413 guest rooms and suites
Dillon (c)	Charlotte	100%	Multifamily	3	379-unit luxury apartment
Eleven	Austin	100%	Multifamily	3	257-unit luxury apartment
Music Row (c)	Nashville	100%	Multifamily	1	230-unit luxury apartment
Elan 99 (c)	Houston	90%	Multifamily	17	360-unit luxury apartment
Acklen (c)	Nashville	30%	Multifamily	4	320-unit luxury apartment
HiLine (c)	Denver	25%	Multifamily	18	385-unit luxury apartment
360° (c)	Denver	20%	Multifamily	4	304-unit luxury apartment
 _____________________

(a)	Interest owned reflects our total interest in the project, whether owned directly or indirectly.

(b)	Under contract to be sold for $130.0 million with closing expected in second quarter 2016.

(c)	Construction in progress.

FORESTAR GROUP INC.
CALCULATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

In our full year and fourth quarter 2015 earnings release and conference call presentation materials furnished to the Securities and Exchange Commission on Form 8-K on March 2, 2016, we used certain non-GAAP financial measures. The non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP financial statements and the accompanying reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of our business. We strongly encourage investors to review our consolidated financial statements and publicly filed reports in their entirety.

Reconciliation of Non-GAAP Financial Measures (Unaudited)

The following table shows a reconciliation of net income excluding special items and earnings per share excluding special items to net income and earnings per share (the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles, or GAAP). Net income excluding special items and earnings per share excluding special items are useful to evaluate the performance of the company because it excludes non-cash impairments and other costs, which management believes are not indicative of the ongoing operating results of the business. A reconciliation of net income and earnings per share excluding special items to net income and earnings per share as computed under GAAP is illustrated below:

	Fourth Quarter		Full Year
	2015	2014	2015	2014
	(In millions, except share data)

Net income (loss) - as reported	($6.2)	($11.8)	($213.0)	$16.6
Net income (loss) per diluted share - as reported	($0.18)	($0.34)	($6.22)	$0.38

Special items:
Deferred tax asset valuation allowance	(2.9)	—	96.0	—
Oil and gas proved property impairments	10.8	10.1	69.6	10.1
Oil and gas unproved leasehold interest impairments	13.6	9.8	37.4	11.1
Severance and other costs	—	3.3	2.2	3.3
Total special items (after-tax)	$21.5	$23.2	$205.2	$24.5
Total special items per share (after-tax)	$0.63	$0.66	$5.99	$0.56

Net income (loss) - excluding special items	$15.3	$11.4	($7.8)	$41.1
Net income (loss) per share - excluding special items	$0.45	$0.32	($0.23)	$0.94